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                               BGP Acquisition, LLC.

                              Certificate of Formation


     THE UNDERSIGNED, acting as an authorized signatory pursuant to
SECTION 18-204 of the Delaware Code certifies that:

     1. The name of the liability company is "BGP Acquisition, LLC" (the "COMPANY").

     2. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Delaware Code of the State of Delaware (the "CODE").

     3. The address of the Company's registered office in the State of Delaware is 9 East Loockerman Street, in the city of Dover, County of Kent, 19901. The name of the Company's registered agent at such address is National Corporate Research, Ltd.

     4. In furtherance and not in limitation of the powers conferred by statute, the Company shall be governed by a limited company operating agreement.

     5. The Company shall to the fullest extent permitted by SECTION 18-201 of the Delaware Code, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said
SECTION 18-201 from and against any and all matters, and the indemnification provided for herein shall not be deemed exclusive of any other right to which any person may be entitled under the limited liability company agreement, or otherwise, as permitted under said SECTION 18-201, as to action in any capacity in which he or she served at the request of the Company.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of BGP Acquisition, LLC this 2nd day of December, 1997.

                                BGP Acquisition, LLC

                                By:  /s/ Maria A. Scundi
                                    -----------------------------------------
                                         Maria A. Scundi, Senior Paralegal II
                                         Authorized Person